Ekso Bionics Reports First Quarter 2020 Results
RICHMOND, Calif., April 30, 2020 -- Ekso Bionics Holdings, Inc. (Nasdaq: EKSO) (the “Company”), an industry leader in exoskeleton technology for medical and industrial use, today reported financial results for the three months ended March 31, 2020.

Ekso Bionics Business Update
•Reported revenue of $1.5 million in the first quarter of 2020, as customers delayed orders due to the COVID-19 global pandemic.
•Cash utilization decreased to $1.7 million in the first quarter of 2020, down from $5.2 million in the first quarter of 2019.
•Signed new pilot programs with two network operators in March.
“The COVID-19 pandemic has affected inpatient rehabilitation facilities as they temporarily shifted priorities and responses to pandemic-related medical equipment. We are, however, encouraged that the majority of our customers have indicated that they still plan to place orders for our exoskeleton products in the future, which gives us optimism for our longer-term prospects. To align our expenses with the current business environment, we took measures to adjust our cost structure, which included furloughing a portion of our workforce. Despite these unprecedented challenges, we continue to regularly engage with our current and prospective customers through video conferencing, virtual training events and online education demos to offer our support and showcase the value of our Ekso devices. Although market uncertainties related to the pandemic make it difficult for us to project the full impact on our business and customers, we believe that we are well-positioned to serve our customers when business conditions begin to normalize,” said Jack Peurach, President and Chief Executive Officer of Ekso Bionics.

First Quarter 2020 Financial Results
Revenue for the quarter ended March 31, 2020 was $1.5 million, compared to $3.6 million for the same period in 2019. Revenue in the first quarter of 2020 included approximately $1.2 million in EksoHealth revenue, compared to $2.8 million in the same period in 2019, and approximately $0.3 million in EksoWorks sales, compared to $0.8 million in the same period in 2019. The decline in revenue was due to a decrease in volume of medical device sales driven by the impact of COVID-19, as customers shifted their priorities to prepare for and manage their business during the pandemic. The pandemic has also caused many of Ekso’s customers to delay orders, which are typically booked in the last few weeks of a quarter.
Gross profit for the quarter ended March 31, 2020 was $0.6 million, compared to $1.6 million in the same period in 2019, representing a gross margin of approximately 43% in the first quarter of 2020, compared to a gross margin for the same period in 2019 of 44%. The decrease in gross profit is primarily attributed to lower volume of medical device sales.
Sales and marketing expenses for the quarter ended March 31, 2020 were $2.5 million, a decrease of $0.3 million, or approximately 10%, compared to the same period in 2019. The decrease was primarily due to lower general marketing and trade show expenses and the absence of clinical trials expense due to the completion of our main clinical trial in 2019.
Research and development expenses for the quarter ended March 31, 2020 were $0.7 million, compared to $1.4 million for the same period in 2019, a decrease of $0.7 million, or approximately 49%. The decrease was primarily due to lower patent and licensing costs.
General and administrative expenses for the quarter ended March 31, 2020 were $2.2 million, compared to $2.3 million for the same period in 2019, a decrease of $0.1 million, or approximately 6%.

Gain on warrant liabilities for the quarter ended March 31, 2020 was $2.5 million due to the revaluation of warrants issued in 2015 and 2019, compared to a $1.1 million loss associated with the revaluation of warrants issued in 2015 for the same period in 2019.
Net loss applicable to common stockholders for the quarter ended March 31, 2020 was $2.5 million, or $0.44 per basic and diluted share, compared to net loss of $6.6 million, or $1.51 per basic and diluted share, for the same period in 2019.
Cash on hand at March 31, 2020 was $8.5 million, compared to $10.9 million at December 31, 2019. For the quarter ended March 31, 2020, the Company used $1.7 million of cash in operations, compared to $5.2 million for the same period in 2019.

Conference Call
Investors interested in listening to the conference call may do so by dialing (877) 407-3036 for domestic callers or (201) 378-4919 for international callers. A live webcast of the event will be available in the “Investors” section of the Company’s website at www.eksobionics.com, or by clicking here.
A replay of the call will be available for two weeks by dialing (877) 660-6853 for domestic callers or (201) 612-7415 for international callers, using Conference ID: 13700679. The webcast will also be available on the Company’s website for one month following the completion of the call.

About Ekso Bionics®
Ekso Bionics® is a leading developer of exoskeleton solutions that amplify human potential by supporting or enhancing strength, endurance, and mobility across medical and industrial applications. Founded in 2005, the Company continues to build upon its unparalleled expertise to design some of the most cutting-edge, innovative wearable robots available on the market. Ekso Bionics is the only exoskeleton company to offer technologies that range from helping those with paralysis to stand up and walk, to enhancing human capabilities on job sites across the globe. The Company is headquartered in the Bay Area and is listed on the Nasdaq Capital Market under the symbol EKSO. For more information, visit: www.eksobionics.com or follow @EksoBionics on Twitter.

Forward-Looking Statements
Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements. Forward-looking statements may include, without limitation, statements regarding (i) the plans and objectives of management for future operations, including plans or objectives relating to the design, development and commercialization of human exoskeletons, plans or strategy relating to the marketing and adoption and acceptance of the Company’s products and potential for adoption of the Company’s products by the market, and plans or strategy related managing the impact of the COVID-19 epidemic, (ii) estimates or projection of financial results, financial condition, capital expenditures, capital structure or other financial items, (iii) the Company's future financial performance, (iv) estimates or projections of sales and prospective customers, and (v) the assumptions underlying or relating to any statement described in points (i) through (iv) above. Such forward-looking statements are not meant to predict or guarantee actual results, performance, events or circumstances and may not be realized because they are based upon the Company's current projections, plans, objectives, beliefs, expectations, estimates and assumptions and are subject to a number of risks and uncertainties and other influences, many of which the Company has no control over. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. Factors that may influence or contribute to the inaccuracy of the forward-looking statements or cause actual results to differ materially from expected or desired results may include, without limitation, changes resulting from the Company’s finalization of its financial statements for and as of the three months ended March 31, 2020, information or new changes in facts or circumstances that may occur prior to the filing of the Company’s Quarterly Report on Form 10-Q for the three months ended March 31, 2020 that are required to be included in such report, the Company's inability to obtain adequate financing to fund the Company's operations and necessary to develop or enhance the Company’s technology, the significant length of time and resources associated with the development of the Company's products, the Company's failure to achieve broad market acceptance of the Company's products, the failure of the Company’s sales and marketing efforts or of partners to market the Company’s products effectively, adverse results in future clinical studies of the Company's medical device products, the failure of the Company to obtain or maintain patent protection for the Company's technology, the failure of the Company to obtain or maintain regulatory approval to market the Company's medical devices, lack of product diversification, existing or increased competition, disruptions in the Company’s supply chain due to the outbreak of the COVID-19 virus, adverse regulatory decisions related to the China JV and the Company's failure to implement the Company's business plans or strategies. These and other factors are identified and described in more detail in the Company's filings with the SEC. To learn more about Ekso Bionics please visit the Company’s website at www.eksobionics.com or refer to the Company’s Twitter page at @EksoBionics. The Company does not undertake to update these forward-looking statements.

Investor Contact:
David Carey
212-867-1768
investors@eksobionics.com

Media Contact:
Carrie Yamond Mas
917-371-2320
cmas@eksobionics.com

Ekso Bionics Holdings, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three months ended March 31,
	2020	2019

Revenue	$1,468	$3,616
Cost of revenue	831	2,017
Gross profit	637	1,599

Operating expenses:
Sales and marketing	2,520	2,809
Research and development	711	1,384
General and administrative	2,187	2,318
Total operating expenses	5,418	6,511

Loss from operations	(4,781)	(4,912)

Other income (expense), net:
Interest expense	(52)	(121)
Gain (loss) on warrant liability	2,519	(1,122)
Loss on modification of warrants	—	(257)
Warrant issuance expense	—	—
Other expense, net	(220)	(139)
Total other income (expense), net	2,247	(1,639)

Net loss	$(2,534)	$(6,551)

Basic and diluted net loss per share	$(0.44)	$(1.51)

Weighted average number of shares of common
stock, basic and diluted	5,803	4,338

Ekso Bionics Holdings, Inc.
Condensed Consolidated Balance Sheets
(In thousands, except par value)

	March 31,	December 31,
	2020	2019
Assets	(unaudited)
Current assets:
Cash	$8,516	$10,872
Accounts receivable, net	2,658	5,208
Inventories, net	2,483	2,489
Prepaid expenses and other current assets	405	238
Total current assets	14,062	18,807
Property and equipment, net	1,530	1,657
Right-of-use asset	981	1,084
Goodwill	189	189
Other assets	182	178
Total assets	$16,944	$21,915
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	1,999	1,903
Accrued liabilities	1,716	1,683
Deferred revenues, current	1,231	1,492
Note payable, current	2,170	2,333
Lease liabilities, current	434	421
Total current liabilities	7,550	7,832
Deferred revenue	1,738	1,789
Lease liabilities	595	711
Warrant liabilities	1,788	4,307
Other non-current liabilities	45	479
Total liabilities	11,716	15,118
Stockholders' equity:
Common stock	6	6
Additional paid-in capital	190,811	190,019
Accumulated other comprehensive income	223	50
Accumulated deficit	(185,812)	(183,278)
Total stockholders' equity	5,228	6,797
Total liabilities and stockholders' equity	$16,944	$21,915